                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /    Preliminary Proxy Statement

     / /    Confidential,  for Use of the Commission  Only (as permitted by Rule
            14a-6(e)(2))

     / /    Definitive Proxy Statement

     / /    Definitive Additional Materials

     /X/    Soliciting Material Under Rule 14a-12

                             BKF CAPITAL GROUP, INC.
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                             WARREN G. LICHTENSTEIN
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/    No fee required.

     / /    Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
            0-11.

     (1)    Title of each class of securities to which transaction applies:

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     (2)    Aggregate number of securities to which transaction applies:

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     (3)    Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)    Proposed maximum aggregate value of transaction:

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     (5)    Total fee paid:

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     / /    Fee paid previously with preliminary materials:

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     / /    Check box if any part of the fee is offset as  provided  by Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)    Amount previously paid:

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     (2)    Form, Schedule or Registration Statement No.:

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     (3)    Filing Party:

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     (4)    Date Filed:

                                      -2-

            Steel  Partners  II,  L.P.   ("Steel"),   together  with  the  other
participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and  Exchange  Commission  in  connection  with a possible preliminary filing with the SEC of a proxy statement and accompanying proxy card to be used to solicit  votes for  approval  of its  proposal to  declassify  the composition of Board of Directors at the 2005 annual meeting of  stockholders of
BKF Capital Group, Inc., a Delaware  corporation (the "Company"),  which has not yet been scheduled.

Item 1:  On  December  16,  2004,  Steel  issued  the  following  press  release announcing  that it has  delivered  a letter  to the Board of  Directors  of the
Company.

                                     FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

                 Media:   Sitrick And Company      Investors: Morrow & Co., Inc.
                                  Los Angeles                     Mike Verrechia
                              Michael Sitrick                     (800) 654-2468
                                   Terry Fahn            steel.info@morrowco.com
                              (310) 788-2850

                                    New York
                                  Jeff Lloyd
                              (212) 573-6100

FOR IMMEDIATE RELEASE

         STEEL PARTNERS ASKS BOARD OF BKF CAPITAL GROUP TO REDEEM POISON
          PILL, USE EXCESS CASH TO UP DIVIDEND AND BUY BACK STOCK, ADD
             REPRESENTATIVES OF INSTITUTIONAL STOCKHOLDERS TO BOARD

        STEEL PARTNERS SAYS BOARD NEEDS TO IMPROVE OPERATING PROFITS AND
                                 REDUCE EXPENSES

NEW YORK, NY - DECEMBER, 16, 2004 -- Steel Partners II, L.P. ("Steel Partners"),
which owns an aggregate of 657,000 shares or approximately  9.3% of common stock of BKF Capital Group,  Inc.  (NYSE:BKF)  today sent a letter to the BKF Board of
Directors  asking the Board to  implement  certain  governance  and  operational changes including:

     o      Immediately  add three  representatives  of the BKF's  institutional stockholders to the Company's Board;

     o      Redeem its "poison pill";

     o      Support Steel  Partners'  proposal at the upcoming annual meeting of stockholders  to  "destagger"  the Board  and  elect  all  directors annually;

     o      Use BKF's excess cash to increase  its  dividend  and to  repurchase stock aggressively;

     o      Appoint an  operating  officer who will reduce  expenses and improve operating performance.

"The large number of votes  withheld for incumbent  directors at the last annual meeting  is  evidence  that a  significant  number  of  stockholders  have  lost confidence in the Board," Steel Partners said. "Over the past several months, we privately reached out to individual members of the Board of Directors to discuss our concerns regarding BKF's compensation  arrangements,  its failure to control administrative expenses, its disappointing financial performance and its failure to enact much  needed  corporate  governance  reforms,"  Steel  Partners  wrote.

"Unfortunately,  our concerns have fallen on deaf ears.  Therefore,  in order to protect  and enhance our  investment  in the Company we believe  that we have no choice but to communicate our concerns directly to the entire Board of Directors in the hope that the Board will promptly  implement  meaningful steps to enhance stockholder value and adopt modern-day corporate governance standards."

Steel Partners continued,  "As we have repeatedly communicated to several of you individually,  we have  significant  concerns  about the  Company's  ability  to implement a business plan that will promptly return the Company to profitability for the benefit of all  stockholders.  Although we believe  that John A. Levin &
Co. has and continues to serve its clients well, BKF has failed to deliver value to its owners. Frankly, we do not understand how a money management company that manages  approximately  $13  billion  of  assets  and has over $100  million  in revenues can lose money ...  Perhaps what is most startling is when one compares
BKF's financial metrics to those of other publicly-traded money managers. Even a cursory glance at these figures  demonstrates that changes are needed to deliver reasonable value to the Company's stockholders."

Steel  Partners   added,   "[W]e  believe  that  BKF  must  adopt   compensation
arrangements  that  reward its key  employees  for  performance  and align their interests directly with BKF's clients and stockholders. Based on our observation of the long term  performance of BKF, we are concerned that BKF's Board runs the
Company  as if it  were  a  private  company  that  is  not  accountable  to its stockholders."

Steel Partners also stated in the letter that BKF needs to immediately implement corporate governance changes and suggested various steps the Board could take to improve corporate governance  standards.  Steel Partners said in its letter that the Board  should  repeal  certain  devices  that impede  responsible  corporate governance  and  is  clearly  out  of  touch  with  today's  changing  corporate governance standards.

"Philosophically,  Steel Partners  believes that diplomacy is a better  strategy and that a contested  election is always a last  resort.  While we have tried to express our concerns  privately with the hope of resolving our  differences,  it appears  that we are at an  impasse.  We  sincerely  hope to avoid  the cost and disruption  of a contested  election at the upcoming  annual  meeting and prefer that  the  Board  voluntarily  implement  or  propose  the  requested  corporate governance reforms, provide us with the necessary permission to communicate with other stockholders and reconstitute its Board.

Steel  Partners  concluded  by  stating,  "To be clear,  our goal is simple  and straightforward  - to promptly and  immediately  increase value for ALL of BKF's stockholders."

THE TEXT OF THE LETTER FROM STEEL PARTNERS TO THE BKF BOARD FOLLOWS:

                             STEEL PARTNERS II, L.P.
                               590 MADISON AVENUE
                                   32ND FLOOR
                            NEW YORK, NEW YORK 10022
                                     ------

                               TEL (212) 758-3232
                               FAX (212) 758-5789

                                                               December 16, 2004

Board of Directors
BKF Capital Group, Inc.
One Rockefeller Plaza
New York, NY 10020

Gentlemen:

            As you  know,  Steel  Partners  II,  L.P.  ("Steel  Partners")  is a significant stockholder of BKF Capital Group, Inc. ("BKF" or the "Company").  We
own an aggregate of 657,000  shares of common stock (or  approximately  9.3%) of the Company.  Over the past several  months,  we have  privately  reached out to individual  members of the Board of Directors to discuss our concerns  regarding
BKF's compensation arrangements, its failure to control administrative expenses, its  disappointing  financial  performance  and its failure to enact much needed corporate  governance reforms.  Unfortunately,  our concerns have fallen on deaf ears. Therefore,  in order to protect and enhance our investment in the Company, we believe that we have no choice but to  communicate  our concerns  directly to the entire Board of Directors in the hope that the Board will promptly implement meaningful steps to enhance  stockholder  value and adopt  modern-day  corporate governance standards.

            As we have repeatedly  communicated to several of you  individually, we have significant concerns about the Company's ability to IMPLEMENT A BUSINESS
PLAN THAT WILL PROMPTLY RETURN THE COMPANY TO  PROFITABILITY  for the benefit of all stockholders. Although we believe that John A. Levin & Co. has and continues to serve its  clients  well,  BKF has  failed to  deliver  value to its  owners.
Frankly,  we do not  understand  how a money  management  company  that  manages approximately  $13 billion of assets and has over $100  million of revenues  can lose money.  BKF has net losses for the nine months ended  September 30, 2004 of approximately  $3.5 million and approximately  $8.4 million and $2.5 million for the years ended December 31, 2003 and 2002,  respectively.  Perhaps what is most startling  is when  one  compares  BKF's  financial  metrics  to  those of other
publicly-traded  money  managers.   Even  a  cursory  glance  at  these  figures
demonstrates  that  changes  are  needed  to  deliver  reasonable  value  to the
Company's stockholders.

                                                  Twelve Months Ended September 30, 2004
                                                  --------------------------------------
                                                                                     Operating Income
                                                                                     as a Percentage
                                                  Revenues      Operating Income     of Revenues          Return on Equity
                                                  --------      ----------------     -----------          ----------------
                                                     (dollars in millions)
Affiliated Managers Group Inc.                      $616            $251               40.75%                  13.1%
Eaton Vance Corp.(1)                                $662            $223               33.69%                  32.1%
Gabelli Asset Management Inc.                       $243             $94               38.68%                  15.8%
Nuveen Investments Inc.                             $495            $262               52.93%                  32.1%
Waddell & Reed Financial Inc.                       $498            $176               35.34%                  56.3%
BKF Capital Group Inc.                              $109              $4                3.67%                 (5.7)%

(1)   All figures for Eaton Vance Corp.  are for the twelve months ended October
      31, 2004.

            These  results  are  not  a one  year  aberration.  BKF's  financial performance has consistently  lagged behind these industry financial metrics for years.

            WE  BELIEVE   THAT  THE   BOARD'S   FAILURE  TO  ENACT   APPROPRIATE
COMPENSATION  ARRANGEMENTS BETWEEN BKF AND ITS INVESTMENT  PROFESSIONALS AND ITS
FAILURE TO CONTROL  ADMINISTRATIVE  EXPENSES ARE SOME OF THE PRIMARY REASONS FOR
BKF'S DISMAL OPERATING  PERFORMANCE.  As we have previously  stated,  we believe that BKF must adopt compensation  arrangements that reward its key employees for
performance  and  align  their   interests   directly  with  BKF's  clients  and
stockholders.

            Based on our observation of the long term performance of BKF, we are concerned that BKF's Board runs the Company as if it were a private company that is  not  accountable  to  its  stockholders.  Therefore,  we  request  that  BKF voluntarily comply with the attached request to inspect certain of its books and records as set forth in Exhibit "A" attached hereto.

BKF  NEEDS  TO  IMMEDIATELY   IMPLEMENT   MODERN-DAY  CORPORATE  GOVERNANCE  AND
OPERATIONAL CHANGES

            We believe that the Board should repeal certain  devices that impede responsible  corporate  governance  and is  clearly  out of touch  with  today's changing corporate governance  standards.  Additionally,  we believe the Company
needs  to  utilize  its  excess  cash  to   immediately   return  value  to  its
stockholders. Accordingly, we encourage the Board to:

     o      REDEEM ITS "POISON PILL", which was implemented  without stockholder approval.  At each of the last three  annual  meetings,  stockholder
            proposals   to  redeem  the  poison  pill  have  been   approved  by
            stockholders, yet this Board has failed to act. Of the votes cast on this  proposal  at the last  three  annual  meetings,  approximately
            65.7%, 76.9% and 66.1% in 2004, 2003 and 2002,  respectively,  voted in favor of  redeeming  the poison  pill.  How can you  continue  to ignore the vote of the owners?

     o      SUPPORT OUR PROPOSAL AT THE UPCOMING  ANNUAL MEETING OF STOCKHOLDERS
            TO  "DESTAGGER"  THE BOARD AND ELECT  ALL  DIRECTORS  ANNUALLY.  The
            classification of BKF's Board in our opinion reduces  accountability and is an unnecessary  anti-takeover  device.  Annual accountability will make the Company's  Board more closely focus on the performance of BKF's executives and on maximizing stockholder value.

     o      USE EXCESS CASH TO INCREASE  ITS DIVIDEND  AND TO  REPURCHASE  STOCK
            AGGRESSIVELY. Despite the disappointing financial performance of the
            Company,  we continue to believe that the Company's  common stock is undervalued. As of September 30, 2004, the Company had approximately
            $59.6 million in cash and cash  equivalents  and no debt. We believe the Company  could easily  increase  its annual  dividend or begin a massive share  buyback,  which we believe is a  fundamentally  sound method to increase long-term  stockholder value and an effective use of the Company's excess cash.

     o      ELIMINATE  FROM  THE  COMPANY'S  CERTIFICATE  OF  INCORPORATION  THE
            SUPER-MAJORITY  APPROVAL  REQUIREMENT  TO REMOVE  DIRECTORS  AND FOR
            STOCKHOLDER   APPROVAL  OF  MERGERS,   SALES  OR  LIQUIDATIONS   NOT
            PREVIOUSLY  APPROVED BY AT LEAST  TWO-THIRDS OF THE WHOLE BOARD. The
            Company's  certificate  of  incorporation   currently  requires  the
            approval  of holders of at least 80% of the shares  entitled to vote to take such actions.  The Company  should act according to the will of the holders of a majority of its outstanding  stock and not allow a minority to dictate to the majority.

     o      APPOINT AN  OPERATING  OFFICER WHO WILL REDUCE  EXPENSES AND IMPROVE
            OPERATING  PERFORMANCE.  While we are appreciative of the historical contribution  of John Levin,  we believe the  Company  could  better leverage Mr. Levin's  investment  acumen by appointing him the chief investment  officer  of the  Company.  BKF  would  benefit  from the appointment  of a seasoned  operating  officer  who could  bring the
            Company's bottom-line performance in line with its peers.

     o      AMEND THE  COMPANY'S  CERTIFICATE  OF  INCORPORATION  AND BY-LAWS TO
            ALLOW  THE  STOCKHOLDERS  TO  ACT BY  WRITTEN  CONSENT  AND TO  CALL
            "SPECIAL MEETINGS OF  STOCKHOLDERS".  This Company's Board must know that its actions or failures to act will have  consequences and that they can and will be held accountable.

            Based upon the large  number of votes  withheld  for the election of the  incumbent  directors  at last year's  annual  meeting  (approximately  1.86 million shares),  it is apparent to us that a significant number of stockholders of BKF have lost confidence in the Board's ability to improve stockholder value.
We therefore request that three  representatives of the Company's  institutional stockholders  be  immediately  added  to  the  Board.  We  request  the  Board's permission to communicate with other existing  institutional  stockholders about serving on the Company's Board without triggering BKF's "poison pill" so that we can obtain a consensus with the other institutional  stockholders on appropriate candidates. We believe that there will be strong support for this proposal.

            Philosophically,  Steel Partners believes that diplomacy is a better strategy and that a contested  election is always a last  resort.  While we have tried  to  express  our  concerns  privately  with  the  hope of  resolving  our differences,  it appears that we are at an impasse.  We sincerely  hope to avoid the cost and disruption of a contested  election at the upcoming  annual meeting and  prefer  that the Board  voluntarily  implement  or  propose  the  requested corporate  governance  reforms,  provide  us with the  necessary  permission  to communicate  with other  stockholders  and  reconstitute its Board. We also hope that the Board will voluntarily  provide us with the limited information we have requested (which we as a stockholder have the right to review). TO BE CLEAR, OUR
GOAL IS SIMPLE AND STRAIGHTFORWARD - TO PROMPTLY AND IMMEDIATELY  INCREASE VALUE
FOR ALL OF BKF'S STOCKHOLDERS.

            As always,  we stand ready to meet with the Board of  Directors  and its  representatives as soon as possible.  We, of course,  reserve all rights to take any and all action Steel Partners deems necessary to protect its investment in the Company should BKF's Board continue to ignore our concerns.

                                      Very truly yours,

                                      STEEL PARTNERS II, L.P.

                                      By: Steel Partners, L.L.C.
                                      Its: General Partner

                                      By: /s/ Warren G. Lichtenstein
                                          ------------------------------
                                          Name:  Warren G. Lichtenstein
                                          Title: Managing Member

                                   EXHIBIT "A"
                                   -----------

     1.     All records, agreements, reports, notes, writings, correspondence or the like that will allow  Steel to  determine  the  salaries,  fees, bonuses and other  compensation  paid currently and paid during each of  the  past  five  fiscal  years  by  the  Company  or  any of its subsidiaries to any investment professionals,  managers,  employees, officers, advisors,  affiliates and other parties in connection with the management of any private  investment  vehicles of which John A.
            Levin & Co. and/or Levin  Management Co., Inc. or any related person or entity directly or indirectly  serves or has served as an advisor or in which such party has an equity or profits interest.

     2.     All minutes of meetings  and/or  resolutions of the Company's or any of its  subsidiaries'  Board of Directors or Committees to the Board
            of  Directors   relating  to  salaries,   fees,  bonuses  and  other
            compensation  paid  currently  and paid during each of the past five fiscal  years  by the  Company  or any  of its  subsidiaries  to any investment professionals,  managers, employees,  officers, advisors, affiliates  and other parties in connection  with the  management of any private investment  vehicles of which John A. Levin & Co. and/or
            Levin  Management Co., Inc. or any related person or entity directly or  indirectly  serves or has  served as an advisor or in which such party has an equity or profits interest.

     3.     All records, agreements, reports, notes, writings, correspondence or the like reviewed by the Company's or any of its subsidiaries' Board of  Directors or  Committees  to the Board of Directors in approving salaries,  fees,  bonuses and other  compensation paid currently and paid during each of the past five fiscal years by the Company or any of its  subsidiaries  to  any  investment  professionals,  managers, employees,  officers,  advisors,  affiliates  and other  parties  in connection with the management of any private investment vehicles of which John A. Levin & Co. and/or Levin  Management  Co., Inc. or any
            related person or entity directly or indirectly serves or has served as an  advisor  or in which  such  party has an  equity  or  profits interest.

     4.     All reports, notes, writings, correspondence or the like prepared or furnished  by  third-party  consultants  or  other  advisors  to the
            Company  evaluating  salaries,  fees, bonuses and other compensation paid (or proposed to be paid)  currently and paid (or proposed to be paid)  during each of the past five  fiscal  years by the Company or any of its subsidiaries to any investment  professionals,  managers, employees,  officers,  advisors,  affiliates  and other  parties  in connection with the management of any private investment vehicles of which John A. Levin & Co. and/or Levin  Management  Co., Inc. or any
            related person or entity directly or indirectly serves or has served as an  advisor  or in which  such  party has an  equity  or  profits interest.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steel Partners II, L.P. ("Steel Partners"), together with the other Participants
(as  defined  below),  may make a  preliminary  filing with the  Securities  and
Exchange  Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for approval of its proposal to  "destagger"  the Board at the 2005  annual  meeting of  stockholders  of BKF  Capital  Group,  Inc.,  a
Delaware corporation (the "Company"), which has not yet been scheduled.

IN THE EVENT THAT A  DETERMINATION  IS MADE TO FILE A PROXY  STATEMENT  WITH THE
SEC, STEEL PARTNERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE
PROXY  STATEMENT  WHEN  IT  IS  AVAILABLE  BECAUSE  IT  WILL  CONTAIN  IMPORTANT
INFORMATION.  SUCH PROXY STATEMENT,  IF FILED, WILL BE AVAILABLE AT NO CHARGE ON
THE SEC'S WEB SITE AT  HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN ANY
SOLICITATION  WILL  PROVIDE  COPIES OF THE PROXY  STATEMENT,  IF FILED,  WITHOUT
CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS'
PROXY SOLICITOR,  MORROW & CO., INC., AT ITS TOLL-FREE NUMBER: (800) 654-2468 OR
E-MAIL: STEEL.INFO@MORROWCO.COM.

The  participants  in such potential  proxy  solicitation  are anticipated to be
Steel Partners, Steel Partners, L.L.C. and Warren G. Lichtenstein (collectively, the "Participants").

Information regarding the Participants and their direct or indirect interests is available in their Schedule 13D, as amended, jointly filed with the SEC.